Exhibit 99.1

NEWS RELEASE For more information, contact:

Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR ANNOUNCES CHIEF EXECUTIVE OFFICER TO BE STEPPING DOWN BY JANUARY 2010
TROY, Mich. (June 8, 2009) — Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank FSB (the “Bank”), today announced that Mark Hammond has decided to step down as President and Chief Executive Officer of both companies on or before January 29, 2010. After stepping down, Mr. Hammond will continue to serve as Vice-Chairman of the Board of Directors of both companies and he will also be employed as a non-officer Executive Advisor of the Company. The Board of Directors expects to commence a search for a new President and Chief Executive Officer, which will include both internal and external candidates.
Mr. Hammond has served as President since 1995, and Chief Executive Officer since 2002, of both the Company and the Bank. He has also served as Vice-Chairman of the Bank since 1991 and of the Company since 1993. Prior to being named President in 1994, he served in various positions with the Bank since 1987.
“I am announcing this change now to provide sufficient time for an orderly transition. During my tenure at Flagstar, I have enjoyed being a part of a great organization with a broad base of talented and dedicated associates. I am confident that our team will continue to work to grow our banking franchise and fulfill our mission of being a top national originator and servicer of high quality residential mortgage loans,” said Mr. Hammond.
“The Board is grateful for Mark’s leadership over the last 22 years. He was an integral part of our growth from a start-up company to becoming one of the largest savings banks and mortgage originators in the country. We look forward to his continued advice and guidance as we begin a new chapter in our company,” said Thomas J. Hammond, Chairman of the Board of Directors.
Flagstar, with $16.8 billion in total assets, is the largest savings bank headquartered in the Midwest and the largest financial institution headquartered in Michigan. At March 31, 2009, Flagstar operated 177 banking centers in Michigan, Indiana and Georgia and 61 home loan centers in 18 states. Flagstar originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.